Exhibit 23(b)

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 (No. 333-74794) of PPL Energy Supply, LLC of our report dated February 4, 2002 relating to the consolidated financial statements and financial statement schedule, which appear in PPL Energy Supply, LLC's Form 10-K.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 1, 2002